EXHIBIT 11

              Statement re: computation of per share earnings

1995:
                              Total   Three Months   Six Months
                              -----   ------------   ----------
Shares at 1/1/95 .....   12,281,302    12,281,302    12,281,302
Issued 5/8/95 ........   15,000,000     8,736,264     4,392,265
                         ----------    ----------    ----------
Shares at 6/30/95 ....   27,281,302    21,017,566    16,673,567
                         ==========    ==========    ==========

Net loss .............                 $ (129,488)   $ (151,653)
                                          =======       =======
Per share ............                     $(0.01)       $(0.01)
                                           ======         =====

--------------------------------
Notes - The shares issued on 5/8/95 were outstanding 58.2% and 29.3% of the respective periods, consequently, 8,736,264 and 4,392,265 shares were used in the respective calculations.

1994:
                              Total   Three Months   Six Months
                              -----   ------------   ----------
Shares at 1/1/94
  and 6/30/94 ........   13,137,082    13,137,082    13,137,082
                         ==========    ==========    ==========

Net loss from
continuing operations.                 $ (294,794)   $ (380,140)
                                          =======       =======
Per share ............                     $(0.00)       $(0.00)
                                           ======         =====
Net loss .............                 $ (318,084)   $ (400,361)
                                          =======       =======
Per share ............                     $(0.00)       $(0.01)
                                           ======         =====